Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CONE Midstream Partners LP for the registration of 14,221,275 of Common Units Representing Limited Partner Interests and to the incorporation by reference therein of our report dated February 16, 2017, with respect to the consolidated financial statements of CONE Midstream Partners LP included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 17, 2017